Exhibit 10.10

CORPORATE OFFICE 10 Bunsen, Irvine, CA 92618    Toll free: 800.959.8333    Fax: 760.929.6715

November 16, 2020

Richard Strulson

via email

Dear Richard:

This letter will confirm your promotion to the position of Executive Vice President, General Counsel and Chief Compliance Officer reporting directly to me, effective January 17, 2019. Your annual base salary will be $375,000 (“Base Salary”). Your Base Salary will be payable on a bi-weekly basis in accordance with the standard payroll practices of the Company and subject to all required withholdings and deductions. All other terms of your Offer Letter, dated October 10, 2017, and all ancillary agreements associated therewith shall remain effective, with the following exception:

The paragraph entitled “Termination other then for Cause, Death or Permanent Disability” shall be replaced in its entirety by the following:

Termination other than for Cause, Death or Permanent Disability | You shall have the right to terminate employment at any time. If the Company terminates your employment other than for Cause or other than upon the occurrence of your death or Permanent Disability, or if you terminates your employment for Good Reason, you shall be entitled to receive as severance (the “Severance Amount”) an amount equal to your Base Salary for one year, plus COBRA for an equivalent period (such period, the “Severance Period”), provided however, in no event shall the Severance Amount exceed the amount specified in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) and Employee shall not be entitled to receive the Severance Amount unless you shall have executed and returned to the Company (within 46 days of the date the release is provided) and shall not have within 7 days timely revoked, to the extent applicable, a release of claims in a form provided by the Company to ensure a final, complete and enforceable general release of all claims that you have or may have against the Company, including without limitation any claims relating to or arising in any way from your employment with the Company and/or the termination thereof. The Severance Amount, if any, due hereunder shall be paid in equal installments pursuant to the Company’s ordinary payroll practices and shall be paid pursuant to the Pay Schedule beginning with the first regular payroll payment date that follows the two-month anniversary of the termination date. If you voluntarily terminate the Employment Period other than for Good Reason, all of your rights to your Base Salary and benefits (including any unearned portion of any bonus amount) shall immediately terminate as of the date of such termination except that you shall be entitled to any earned and unpaid portion of your Base Salary and accrued vacation up to the date of termination. If you terminate the Employment Period

INTERIOR LOGIC GROUP

for Good Reason as a result of a reduction in your Base Salary, the Severance Amount described above shall be calculated using his or her Base Salary before such reduction.

“Cause” shall mean one or more of the following: (i) insubordination or repeated neglect by Employee of her assigned duties (other than by reason of permanent disability), or refusal by Employee to perform his assigned duties (other than by reason of permanent disability) which to the extent curable continues uncured for 30 days following receipt of written notice of such deficiency from his supervisor (provided that Employee shall only be permitted 30 days to cure once); (ii) an act of dishonesty by Employee that causes, or is likely to cause, harm to the Company or any Subsidiary, including without limitation an act of fraud against, or misappropriation of property belonging to the Company or any Subsidiary; (iii) Employee engaging in illegal conduct which is detrimental to the reputation of the Company or any Subsidiary; (iv) Employee committing a felony; (v) Employee being convicted of a crime involving moral turpitude that causes, or is likely to cause, material harm to the reputation of the Company or any Subsidiary; (vi) Employee breaching in any material respect the terms of this Agreement, any employment agreement or any equity incentive agreement to which Employee and the Company or any Subsidiary are party from time to time to, or any confidentiality or any other non-disclosure obligation owed to the Company or any Subsidiary; (vii) Employee commencing employment with another entity while he is an employee of the Company or any Subsidiary without the prior consent of the Board; (viii) the willing act by Employee of aiding or abetting a competitive business, customer or supplier of the Company or any Subsidiary to the disadvantage or detriment of the Company or any Subsidiary, other than such acts as Employee reasonably believes are in the best interests of the Company or any Affiliate (e.g., offering discounts); (ix) the entry of a judgment or order preventing or enjoining Employee from such activities as are material or essential for such Employee to perform his or her services or assigned duties as an employee or as required by the Agreement or such Employee’s Employment Agreement or Incentive Equity Agreement, if and to the extent in effect from time to time; or (x) breach of any fiduciary duty or gross negligence or willful misconduct with respect to the Company or any Subsidiary.

“Good Reason” shall mean if a Employee resigns from employment or retention with the Company and its Subsidiaries after one or more of the following actions are taken without such Employee’s consent: (i) the Company reduces the amount of the base salary payable to such Employee other than as part of a broader compensation reduction that is not limited to any particular employee, consultant or other service provider, (ii) the permanent relocation of such Employee to a location more than fifty (50) miles from such Employee’s current primary business office (excluding regular travel in the ordinary course of business and other than in connection with a transfer to a different location in connection with an agreed upon change in such Employee’s position or duties),

(iii) the Company substantially reduces his duties and responsibilities such that they are no longer reasonably consistent with those of such Employee’s position, or (iv) the Company changes to whom you report, where such change represents a demotion; provided that in each case written notice of such Employee’s resignation for Good Reason describing in reasonable detail the basis therefor must be delivered to the Company within thirty (30) days after such Employee obtains actual knowledge of the occurrence of any such event and then only if the Company shall have failed to cure such event within 30 days after the Company’s receipt of such written notice.

Sincerely,

/s/ Alan K. Davenport

Alan K. Davenport

Chief Executive Officer and Chairman of the Board

JOB OFFER ACCEPTANCE | I have read and understood the provisions of this offer of employment, and I accept the above conditional job offer. I understand that my employment with ILG is considered at will, meaning that either the company or I may terminate this employment relationship at any time with or without cause or notice.

Accepted and Agreed:

/s/ Richard Strulson	11/17/2020
Signature—Richard Strulson	Date